Exhibit (d)(8)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT to that certain Investment Sub-Advisory Agreement, dated February 18, 2004 (the “Agreement”), by and between Waddell & Reed Investment Management Company (the “Adviser”) and Advantus Capital Management, Inc. (the “Sub-Adviser”), is made effective as provided herein.

WHEREAS, Adviser and Sub-Adviser entered into the Agreement to set forth their respective rights and obligations with respect to the provision by Sub-Adviser of certain subadvisory services in connection with the Adviser’s investment advisory activities on behalf of the Mortgage Securities Portfolio and Real Estate Securities Portfolio of Ivy Funds Variable Insurance Portfolios, Inc. (f/k/a W&R Target Funds, Inc.); and

WHEREAS, the parties desire to amend the Agreement as set forth herein; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Adviser and Sub-Adviser hereby agree to amend, modify and supplement the Agreement as follows:

1. AMENDMENT OF AGREEMENT. The second paragraph of Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

The amount of such annual fee, as applied to the average daily value of the net assets of the Funds shall be as described in the schedule below:

Fund	Fee
Mortgage Securities Portfolio	0.25%
Real Estate Securities Portfolio	0.48%

For the period January 1, 2009 through May 19, 2009, Sub-Adviser hereby agrees to waive that portion of the annual fee equal to the difference between the fee rates in effect prior to May 20, 2009 and the above-referenced fee rates.

2. REMAINING PROVISIONS. Any provision of the Agreement not amended, modified and/or supplemented by this Amendment shall remain in full force and effect. In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall control.

3. MISCELLANEOUS. The Agreement and this Amendment, together with all attached exhibits, if any, contain the full and complete agreement and understanding between Adviser and Sub-Adviser relating to the matters addressed thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives to become effective as of May 20, 2009.

WADDELL & REED INVESTMENT MANAGEMENT COMPANY		ADVANTUS CAPITAL MANAGEMENT, INC.

By:	/s/ John E. Sundeen, Jr.	By:	/s/ Gary Kleist
Title:	Executive Vice President	Title:	Vice President